EXHIBIT 10.1 International Business Machines Corporation ("IBM") Equity Award Agreement
Plan	[IBM 1999 Long-Term Performance Plan (the "Plan")]
Award Type	Performance Share Units (PSUs)
Purpose	The purpose of this Award is to retain selected executives. You recognize that this Award represents a potentially significant benefit to you and is awarded for the purpose stated here.
Awarded to Home Country Global ID	Sample United States (USA) [Employee ID] [Global ID]
Award Agreement

This Equity Award Agreement, together with the “Terms and Conditions of Your Equity Award: Effective June 9, 2014” (“Terms and Conditions”) document and the Plan http://w3.ibm.com/hr/exec/comp/eq_prospectus.shtml, both of which are incorporated herein by reference, together constitute the entire agreement between you and IBM with respect to your Award. This Equity Award Agreement shall be governed by the laws of the State of New York, without regard to conflicts or choice of law rules or principles.

Grant	Date of Grant # PSUs Awarded Performance Period Date of Payout [month day year] [amount] [dates] [date] [month day year] [amount] [dates] [date] [ “ ] [ “ ] [ “ ] [ “ ]
Vesting

You can earn the PSUs awarded above based on IBM’s performance in achieving cumulative business targets of earnings-per-share and cash flow, weighted 70/30 respectively, over the 3-year Performance Period applicable to the award. Performance against each of the targets will be subject to separate payout calculations according to the following table (which will be applied separately for each award of PSUs listed above):

% of Target                  <70%     70%     80%     90%     100%     110%     >120%

% of PSUs earned           0%     25%     50%     75%     100%     125%       150%

Payout of Awards

Following the Date of Payout, the Company shall either (a) deliver to you a number of shares of Capital Stock equal to the number of your earned PSUs, or (b) make a cash payment to you equal to the Fair Market Value on the Date of Payout of the number of your earned PSUs at the end of the Performance Period, in either case, net of any applicable tax withholding, and the respective PSUs shall thereafter be canceled.

All payouts under this Award are subject to the provisions of the Plan, this Agreement and the Terms and Conditions document, including those relating to the cancellation and rescission of awards.

Terms and Conditions of Your Equity Award

Refer to the Terms and Conditions document   http://w3.ibm.com/hr/exec/comp/eq_prospectus.shtml for an explanation of the terms and conditions applicable to your Award, including those relating to:

•          Cancellation and rescission of awards (also see below)

•          Jurisdiction, governing law, expenses and taxes

•          Non-solicitation of Company employees and clients, if applicable

•          Treatment of your Award in the event of death or disability or leave of absence

•          Treatment of your Award upon termination of employment, including retirement or for cause, (i) if you are on the performance team, or any successor team thereto, and (ii) under all other circumstances.

It is strongly recommended that you print the Terms and Conditions document for later reference.

Cancellation and Rescission

You understand that IBM  may cancel, modify, rescind, suspend, withhold or otherwise limit or restrict this Award  in accordance with the terms of the Plan, including, without limitation, canceling or rescinding this Award  if you render services for a competitor prior to, or during the Rescission Period.  You understand that the Rescission Period that has been established is 12 months.  Refer to the Terms and Conditions document and the Plan for further details.

Data Privacy, Electronic Delivery

By accepting this Award, you agree that data, including your personal data, necessary to administer this Award may be exchanged among IBM and its subsidiaries and affiliates as necessary, and with any vendor engaged by IBM to administer this Award, subject to the Terms and Conditions document; you also consent to receiving information and materials in connection with this Award or any subsequent awards under IBM's  long-term performance plans, including without limitation any prospectuses and plan documents, by any means of electronic delivery available now and/or in the future (including without limitation by e-mail, by Web site access and/or by facsimile), such consent to remain in effect unless and until revoked in writing by you.

Extraordinary Compensation

Your participation in the Plan is voluntary.  The value of this Award is an extraordinary item of income, is not part of your normal or expected compensation and shall not be considered in calculating any severance, redundancy, end of service payments, bonus, long-service awards, pension, retirement or other benefits or similar payments.  The Plan is discretionary in nature.  This Award is a one-time benefit that does not create any contractual or other right to receive additional awards or other benefits in the future.  Future grants, if any, are at the sole grace and discretion of IBM, including but not limited to, the timing of the grant, the number of units and vesting provisions.  This Equity Award Agreement is not part of your employment agreement, if any.

Accept Your Award

This Award is considered valid when you accept it.  This Award will be cancelled unless you accept it by 11:59 p.m. Eastern time two business days prior to the end of the Performance Period in the “Grant”  section of this Agreement. By pressing the Accept button below to accept your Award, you acknowledge having received and read this Equity Award Agreement, the Terms and Conditions document and the Plan under which this Award was granted and you agree (i) not to hedge the economic risk of this Award or any previously-granted outstanding awards, which includes entering into any derivative transaction on  IBM securities (e.g., any short sale, put, swap, forward, option, collar, etc.), (ii) to comply with the terms of the Plan, this Equity Award Agreement and the Terms and Conditions document, including those provisions relating to cancellation and rescission of awards and jurisdiction and governing law, and (iii) that by your acceptance of this Award, all awards previously granted to you under the Plan or other IBM Long-Term Performance Plans are subject to (A) the "Cancellation and Rescission" section of this Agreement (unless your previous award agreement(s) specified a longer Rescission Period, in which case such longer period will apply) and the “Cancellation and Rescission” section of the Terms and Conditions document and (B) any other cancellation, rescission or recovery required by applicable laws, rules, regulations or standards, including without limitation any requirements or standards of the U.S. Securities and Exchange Commission or the New York Stock Exchange.